FOR IMMEDIATE RELEASE

HOMETRUST BANCSHARES, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

ASHEVILLE, NC– February 14, 2013 – HomeTrust Bancshares, Inc. (the “Company”)(NASDAQ: HTBI), the holding company for HomeTrust Bank (the “Bank”), announced today that the Company’s Board of Directors has authorized the repurchase of up to 846,400 shares of the Company’s common stock, representing 4% of the Company’s outstanding shares.  The shares may be purchased in the open market or in privately negotiated transactions, from time to time depending upon market conditions and other factors.

The Company’s Board of Directors approved the repurchase program in order to fund the restricted stock portion of the Company’s 2013 Omnibus Incentive Plan, which was approved at the Company’s annual meeting of stockholders held on January 17, 2013.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares is the holding company for HomeTrust Bank.  HomeTrust Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank, is a community-oriented financial institution offering traditional financial services through its 20 full service offices in Western North Carolina, including the Asheville metropolitan area and the “Piedmont” region of North Carolina.  The Bank is the 10th largest bank headquartered in North Carolina.  HomeTrust Bancshares had consolidated assets of $1.6 billion as of December 31, 2012.

Forward-Looking Statements

Statements in this press release that are not historical facts may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties that could cause actual results to differ materially from the results anticipated in such statements, including increased competitive pressures, changes in the interest rate environment, changes in general economic conditions and conditions within the securities markets, legislative and regulatory changes and other factors described from time to time in documents filed and furnished by HomeTrust Bancshares, Inc. with the Securities and Exchange Commission.